UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders Q1 Earnings”

The information in this report is being furnished under Item 2.02 “Results of Operations and Financial Condition” of Form 8-K. Such information, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

May 2, 2007

FLANDERS CORPORATION

By:  /s/

Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Flanders Announces First Quarter 2007 Earnings

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q1 Earnings

St. Petersburg, Florida, May 2,  2007 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the first quarter ended March 31, 2007.  Earnings were $0 or $.00 per share, from  $2.0 million, or $0.08 per share for the first quarter ended March 31, 2006.  Revenues for the quarter were $60.2 million up 18.4% from $50.9 million for the first quarter ended March 31, 2006.

Steve Clark, President and C.E.O., commented,  Our top line grew by 18% during the quarter  based on our success in marketing our two new products, Energy Air and our new nested product.    We were able to successfully  introduce our new Energy Air product line using our Power Saver Media™.    We will be expanding these new media to include our MERV 10 (PLUS) and MERV 12 (ELITE) product lines.  We continue to gain market share and believe that our  product development will  drive market expansion. As we  expand our markets and automate our plants, we should generate additional cash to advertise our new Power Saver Media™.  This unique media not only increases filtration efficiency but reduces energy costs.   Increased volume, automation, and innovative products should lead to increased gross margin.”

Our gross margin declined during the past two quarters due to a number of factors.   The US economy experienced cost increases due to inflation including increases in in-bound shipping costs due to increased fuel costs,  raw material costs,  especially in the cost of metal.   The plant fire in Texas and the plant flood in Auburn, Pennsylvania have continued to increase the overall cost of our production.  Additionally,  the product mix has shifted towards lower margin items,  a trend that we anticipate will be reversing in the near term.  Gross Margins have  also decreased due to the start up of three new plants in Clarkton , North Carolina, Dallas, Texas and Matamoros, Mexico as well as new production lines for the EnergyAire and Nested products.   The company slowed its production down during the quarter to allow our inventory levels to shrink,  however,  this created inefficiencies and decreased the companies overall gross margin.  During March our plants have ramped back up and are operating more efficiently and are expected to run all out for the remainder of the year.

Robert Amerson, Chairman of the Board, commented “We are reviewing our operating plans to improve our overall performance by realignment of  plants and manufacturing lines .  We have made significant capital improvements over the last five quarters and we are focusing on realizing the benefits of these investments  ”

Clark added “We are continuing to see interest in our nuclear and biological filtration systems for use in government and commercial settings. This market is currently evolving and we are well positioned to capitalize on new opportunities as they arise.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m.  EDT on Thursday   May 3,  2007, to discuss 2007 first quarter operating results.   People wishing to participate in the conference call should dial 800-922-0755.

Selected Operations Data (all but per share data in Millions)	Q1 2007	Q1 2006
Net sales	$ 60.2	$ 50.9
Gross profit	9.0	11.5
Operating expenses	11.0	9.0
Operating income (loss)	(2.0)	2.5
Earnings (Losses) before income taxes and extraordinary item	(1.6)	3.0
Extraordinary item	.9	––
Net earnings (losses)	$ .0	$ 2.0
Net earnings per share: Basic	$ 0.00	$ 0.08
Diluted	$ 0.00	$ 0.07
Common shares outstanding: Basic	26.4	26.3
Diluted	27.5	28.0

Selected Balance Sheet Data (in Millions)	3/31/2007	12/31/2006
Working capital	$ 64.3	$ 68.0
Total assets	201.9	207.1
Long-term obligations, including current maturities	37.7	42.9
Total shareholders’ equity	108.8	107.4

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.